CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A of Evergreen Equity Trust (the "Registration Statement") of our report dated November 11, 1997, relating to the financial statements and financial highlights appearing in the September 30, 1997 Annual Report to Shareholders of Evergreen U.S. Real Estate Equity Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Propsectus and under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY

January 27, 1998